EXHIBIT 99.1

Havertys Reports Earnings for First Quarter 2017

Atlanta, Georgia, May 1, 2017 – HAVERTYS  (NYSE: HVT and HVT.A) reports earnings per share for the first quarter ended March 31, 2017 was $0.28 compared to $0.21 for the same period of 2016.

Clarence H. Smith, chairman, president and CEO, said, "We are pleased with the first quarter sales and earnings given the choppy retail environment.  Our merchandising team has developed a great assortment of products to meet the discerning tastes of the on-trend consumer.  The upholstery category continues to drive our business with strong sales and favorable margins, and we had good results from the mattress and accessory groups.
"We are glad to have exited a temporary space in Lubbock, Texas and now serve customers in a newly constructed showroom on the site of the store destroyed a year ago.  We expanded into the Greensboro, N.C. market opening a new store this week, and with our long-term presence in Winston-Salem, the Havertys brand is already favorably recognized in the Piedmont Triad area.
"As gratifying as new store openings are, our primary focus is on improving the profitability of our current store base. Adjustments to our media mix, localized marketing, enhancements to our website, and associate training have yielded higher in-store closing rates. Our product mix, in-home design service, and suggested complimentary merchandise has resulted in ten straight quarters of increases in average ticket over comparable periods. We believe our customer centered focus and strategies will further separate us from our competition and create better returns for our stockholders."
Financial Highlights
First Quarter 2017 Compared to First Quarter 2016

•	As previously announced, net sales increased 3.0% to $200.4 million. Comparable store sales were up 1.6%.
•
Total written sales for the first quarter of 2017 were up 2.5% and written comparable store sales increased 1.0% over last year's first quarter. Since 2016 was a leap year, this year's quarter contained one less day, a Saturday.  This calendar change reduced the reported written sales increase by approximately 1.9%.  Havertys stores are closed for Easter and the positive first quarter impact on written sales from the holiday occurring in April this year versus March last year is estimated to be approximately 1.2%.

•	Average written ticket was up 2.9% and custom upholstery written business rose 10.3%.
•
Gross profit margins increased 100 basis points to 54.7%.  Lower inbound freight costs on imported products and merchandise pricing and mix contributed approximately 80 basis points of this improvement and the remainder was primarily from reduced product markdowns.

•
SG&A costs as a percent of sales were 50.1% in 2017 and 49.5% in 2016. Total SG&A dollars increased $4.0 million due to increases in administrative costs of $1.1 million (largely due to compensation costs), selling expenses of $0.8 million, occupancy costs of $0.8 million, advertising and marketing expenses of $0.8 million, warehouse and delivery expenses of $0.5 million.

•	Other income includes a $1.2 million gain from the insurance recovery related to the destruction of our Lubbock, Texas location at the end of 2015.
•	The new store in Lubbock opened in early March.

NEWS RELEASE - MAY 1, 2017

Expectations and Other
•
Total delivered sales for the second quarter to date of 2017 are up 2.2% and comparable store sales increased 1.3%. Total written sales for the last week of March plus April are up approximately 2.0% over the same day of week period last year and written comparable store sales increased approximately 0.9%. We are using this period for comparison as it negates the impact of Easter occurring in late March last year and April this year.

•
We expect that gross profit margins for the full year 2017 will be approximately 53.9%, increased from the 53.6% prior guidance due to better pricing and product mix in the first half.  Second half 2017 gross margins are expected to be approximately 40 to 50 basis points lower than the full year average due to anticipated inbound ocean freight increases and a related negative LIFO impact.

•
Our estimate for fixed and discretionary type SG&A expenses for 2017 are now $259.0 million, a $1.0 million reduction of our previous estimate, compared to $250.0 million for these same costs in 2016. The variable type costs within SG&A for the full year of 2017 are expected to be 18.1% percent of sales compared to the 18.2% rate in 2016.

•	We will open a store in Greensboro, N.C. in early May and a replacement store in Columbia, S.C. in September.
•	We expect to increase standard selling square footage approximately 0.3% in 2017. Total capital expenditures are estimated to be approximately $27.0 million in 2017.

NEWS RELEASE - MAY 1, 2017

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, except per share data – Unaudited)

	Three Months Ended March 31,
	2017	2016

Net sales	$200,427	$194,511
Cost of goods sold	90,831	90,092
Gross profit	109,596	104,419
Credit service charges	45	65
Gross profit and other revenue	109,641	104,484

Expenses:
Selling, general and administrative	100,374	96,353
Provision for doubtful accounts	102	104
Other (income) expense, net	(1,158)	(182)
Total expenses	99,318	96,275

Income before interest and income taxes	10,323	8,209
Interest expense, net	583	622

Income before income taxes	9,740	7,587
Income tax expense	3,754	2,918
Net income	$5,986	$4,669

Other comprehensive income
Adjustments related to retirement plans; net of tax expense of $9 and $11	$16	$19

Comprehensive income	$6,002	$4,688

Basic earnings per share:
Common Stock	$0.28	$0.21
Class A Common Stock	$0.27	$0.20

Diluted earnings per share:
Common Stock	$0.28	$0.21
Class A Common Stock	$0.27	$0.20

Basic weighted average shares outstanding:
Common Stock	19,297	20,021
Class A Common Stock	1,813	2,031

Diluted weighted average shares outstanding:
Common Stock	21,540	22,496
Class A Common Stock	1,813	2,031

Cash Dividends per share:
Common Stock	$0.1200	$0.100
Class A Common Stock	$0.1125	$0.095

NEWS RELEASE - MAY 1, 2017

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands – Unaudited)

	March 31, 2017	December 31, 2016	March 31, 2016
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$61,495	$63,481	$53,733
Investments	-	-	12,740
Restricted cash and cash equivalents	8,047	8,034	8,010
Accounts receivable	3,421	4,244	4,857
Inventories	108,258	102,020	110,200
Prepaid expenses	10,581	8,836	10,411
Other current assets	4,926	7,500	5,317
Total current assets	196,728	194,115	205,268

Accounts receivable, long-term	385	462	546
Property and equipment	231,584	233,667	236,587
Deferred income taxes	18,367	18,376	17,234
Other assets	8,556	7,885	6,038
Total assets	$455,620	$454,505	$465,673

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$23,354	$25,662	$24,172
Customer deposits	27,263	24,923	23,782
Accrued liabilities	37,704	41,904	30,541
Current portion of lease obligations	3,568	3,461	3,239
Total current liabilities	91,889	95,950	81,734

Lease obligations, less current portion	52,066	52,013	53,038
Other liabilities	25,198	24,671	25,864
Total liabilities	169,153	172,634	160,636

Stockholders' equity	286,467	281,871	305,037
Total liabilities and stockholders' equity	$455,620	$454,505	$465,673

NEWS RELEASE - MAY 1, 2017

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands – Unaudited)

	Three Months Ended March 31,
	2017	2016

CASH FLOW FROM OPERATING ACTIVITIES
Net income	$5,986	$4,669
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,582	6,792
Gain on insurance recovery	(1,170)	-
Proceeds from insurance recovery received for business interruption	311	-
Share-based compensation expense	1,316	1,050
Provision for doubtful accounts	102	104
Other	13	(24)
Changes in operating assets and liabilities:
Accounts receivable	798	1,096
Inventories	(6,238)	(1,304)
Customer deposits	2,340	2,746
Other assets and liabilities	1,068	(3,512)
Accounts payable and accrued liabilities	(6,349)	(16,380)
Net cash provided by (used in) operating activities	5,759	(4,763)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(5,182)	(8,979)
Proceeds from insurance for destroyed property and equipment	989	-
Other	19	4
Net cash used in investing activities	(4,174)	(8,975)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on lease obligations	(849)	(748)
Dividends paid	(2,521)	(2,205)
Common stock purchased	-	(235)
Other	(201)	-
Net cash used in financing activities	(3,571)	(3,188)

Decrease in cash and cash equivalents during the period	(1,986)	(16,926)
Cash and cash equivalents at beginning of period	63,481	70,659

Cash and cash equivalents at end of period	$61,495	$53,733

SG&A Expense Classification
We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

NEWS RELEASE - MAY 1, 2017

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on May 2 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you can not listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through May 9. The number to access the telephone playback is 1-888-203-1112 (access code:  8093159).

Safe Harbor
This press release includes statements that constitute forward-looking statement within the meaning of the federal securities laws.  Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Forward-looking statements may relate to, for example, future operations, financial condition, economic performance (including gross profit margins and expenses), capital expenditures, and demand for our products.  The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements.  Actual results or events may differ materially from those indicated as a result of various important factors.  Such factors may include, among other things, the state of the economy; state of the residential construction and housing markets; the consumer spending environment for big ticket items; effects of competition; management of relationships with our suppliers and vendors and disruptions in their operations; new regulations or taxation plans, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K and from time to time in the Company's filings with the SEC.

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 124 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the company's website havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company's reports filed with the SEC.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Havertys